EXHIBIT 99.1

MANAGEMENT DISCUSSION SECTION

Operator: Good morning and welcome to the APAC First Quarter 2007 Earnings Conference Call. [Operator Instructions]. At this time, I would like to turn the call over to Ms. Jody Burfening of LHA. Please go ahead.

Jody Burfening, Managing Director, Lippert/Heilshorn & Associates

Thank you operator. Good morning and welcome to the 2007 first quarter conference call for APAC Customer Service. We have previously sent copies of our earnings release to the call participants. If you have not yet received a copy, please call Lippert/Heilshorn at area code 212-838-3777. Company representatives on today’s call are Bob Keller, President and Chief Executive Officer; and George Hepburn, Senior Vice President and Chief Financial Officer. The agenda for today’s call will include a business update by Mr. Keller, a financial review by Mr. Hepburn and a Q&A session.

Before opening the conference call, I would like to remind you that certain statements including statements about future operating and financial results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the beliefs and expectations of the company and its management are forward-looking statements.

All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events and they are subject to known and unknown risks and uncertainties and other factors which can cause actual events and results to differ materially from historical results and the future results expressed or implied by the forward-looking statements.

The company’s forward-looking statements speak only as of today’s date. Please refer to the company’s Annual Report on Form 10-K for the year ended December 31st, 2006, and today’s earnings release for a description of reasons that may cause actual results to differ from those expressed or implied in the forward-looking statements.

To supplement the company’s consolidated financial statements presented in accordance with GAAP, the company uses certain measures defined as non-GAAP financial measures by the SEC. For more information on these non-GAAP financial measures, please see the reconciliations that are attached to today’s earnings release and the company’s Annual Report on Form 10-K for the year ended December 31st, 2006.

Copies of the company’s public filings are available on the website maintained by the SEC at www.sec.gov and today’s press release has been posted to our website at www.apaccustomerservices.com.

With that, I would now like to turn the call over to Bob. Good morning, Bob.

Robert J. Keller, President and Chief Executive Officer

Good morning, Jody. Thank you. Good morning everyone and thanks for joining us on our first quarter earnings call. Our operating results in the quarter largely reflect the anticipated ramp-down of the Medicare Part D business, the impact both on the revenue and expense side of the delayed opening of our third permanent facility in Manila and our inability to add anymore capacity to our temporary site there.

As you know, improvement in our financial performance will largely be driven by our ability to grow offshore revenue. On a sequential basis, we grew a modest 7% in Manila. That growth reflected the last training classes we had in our temporary site moving into production.

On the expense side, we carried, and will continue to carry expenses throughout the second quarter for both our temporary and permanent facilities. In addition, we’ve made a conscious decision to continue to invest in management development and infrastructure in advance of our anticipated revenue growth in the Philippines.

All that said, we continue to make progress against our strategic objectives and the underlying fundamentals of our business strategy are unchanged. We’re excited to have finally opened our third facility in the Philippines and have begun the orderly transition of our clients out of our temporary facility in Eastwood and into our new site in Cubao. The difference in the operating characteristics of these two facilities is dramatic. Based on the feedback we’ve received from clients and prospects who have visited our new site, we believe that it is best-in-class and that it will improve our ability to attract and retain talent and ultimately that it will enable us to deliver an even higher level of quality and performance to our clients.

We expect to have transitioned all 600+ employees into Cubao by June 1st. Concurrently, we have also begun training employees on incremental opportunities and will have over 300 seats in training throughout the quarter. I should mention that much of this training is unpaid, so we don’t expect significant revenue from these activities in the second quarter. As frustrating as the delays have been, we did grow our offshore business by 61% on a year-over-year basis, driven largely by new business from our healthcare and publishing verticals.

On the domestic front, last week we took over the Tampa UPS facility that had been awarded to us in February. We’ve had a multi-functional team dedicated to the transition of that site for the past 60 days and are thrilled to have the opportunity to extend our relationship with such a world-class client. They are tough and demanding, but they recognize and reward outstanding performance. We continue to believe that if we can bring this site up to the performance standards of our Newport News site, we’ll have even more opportunity to grow with UPS in the future.

Beyond UPS, we continue to focus on improving our domestic efficiency. Given the ongoing service requirements of the Medicare Part D business and the planned exit of one client, we have decided to relocate our Corpus Christi facility to a smaller footprint and to downsize our Tucson site. We expect to take $1 to $2 million restructuring charge in the second quarter, primarily related to the capacity reduction in Tucson.

In total, we are going to reduce domestic capacity by about 1,200 seat over the next two quarters and expect to run domestic utilization at 90+% by the fourth quarter of this year. These changes are expected to save us $4 to $5 million in annualized operating costs.

Finally, I’d like to highlight a significant development in our ongoing appeal to the IRS regarding the deduction we took in 2002, when we wrote-off our remaining investment in ITI Holdings for tax purposes. This quarter, we were notified that the IRS appeals officer has recommended to the Joint Committee on Taxation that we be allowed the full deduction we had originally claimed. As a result, we believe it is more likely than not that this matter will be favorably resolved and we’ve reversed the previously accrued liability, resulting in a 17.6 million income tax benefit.

Given the recent changes in the IRS’s position, we are highly confident that the deduction will be allowed in full, and expect a final resolution by year-end. Ultimately, the favorable resolution of this matter will eliminate a significant contingency for the company, and increased borrowing availability under our existing revolving loan facility.

In closing, the demand for our services remained strong. We believe that there is a pent-up demand in our healthcare vertical for our offshore capabilities and that we have significant opportunities both domestically and offshore to grow our publishing business. The classified test we started last quarter is going exceptionally well and we’re adding two new properties to that test ahead of schedule.

We continue to believe that the classified area represents an excellent opportunity for us to significantly increase the existing business we have in the publishing industry. To sum up, the impact of our delayed opening in Cubao will be felt throughout the year, and as a result, we don’t expect to generate operating profits for the full year 2007. The fundamentals of our business haven’t changed though. Our ability to leverage our offshore growth into improved financial performance, the strength of our 2 core industries; healthcare and publishing, our relationship with UPS as the cornerstone of our domestic business, our footprint in the Philippines as the premier location worldwide to provide interactive voice services and our commitment as a management team to deliver the highest quality service experience to our client’s customers.

We remain confident in our longer-term guidance of low compounded double-digit revenue growth and double-digit EBITDA margins.

I’ll turn the call over now to George to provide more details on our numbers and current financial guidance. George?

George H. Hepburn, III, Senior Vice President and Chief Financial Officer

Thanks Bob. With the perspective Bob has already given us on the overall direction of the quarter, I’m going to move right into the discussion of our numbers. First, I’ll go through the results on a year-over-year basis, then I’ll discuss our sequential performance, and after that, I’ll update our guidance for 2007.

For the first quarter 2007, net revenue totaled 52.4 million, which was 8.3 million lower than the 60.7 million we generated in the first quarter of 2006. The decrease was primarily attributable to lower domestic revenues of 12.2 million which more than offset our 3.8 million or 61% increase in offshore revenue.

Offshore revenue totaled 10.1 million for this year’s first quarter compared to 6.2 million for last year’s same period. The increase came primarily from our healthcare and publishing verticals and reflected the approximately 1000 production seats we added to our offshore operations over the past year. As Bob has already mentioned, the construction delays at our third permanent facility in the Philippines limited our ability to grow our existing clients and add new programs.

Our focus shifted during the quarter from adding more temporary capacity to ensuring that we could transition our existing clients to the new site without impacting their service levels. Since we opened the site, March 26th, we have moved more than half our clients from the temporary site and into the new facility without issue. We are now operating approximately 300 production seats in this facility.

Our domestic revenue totaled 42.3 million for the 2007 first quarter, a 12.1 million or 22% decrease from the 54.5 million we generated in last year’s same period. The difference was attributable to 2 primary drivers, both of which we discussed on our last conference call.

The first was the anticipated ramp-down of the Medicare Part D business, which declined to 5.3 million as compared to 9.2 million in the prior year period. The second was our 2006 exit from T-Mobile which accounted for 5.1 million in revenue in last year’s first quarter.

In terms of our cost of services, our offshore quarterly fixed costs have increased year-to-year by over 1.5 million with the growth in capacity. This increase includes the incremental costs to run our second and third permanent sites, the additional expenses associated with our temporary facility and the cost of hiring and training managerial talent, including expats as we prepared for the expected ramp-up of business later this year.

Finally, our overall wages in the Philippines are up, primarily due to the 61% increase in revenues, but also due to higher than normal attrition in our temporary site and an adjustment to wages in [inaudible] in response to the increased competition for labor there.

Domestically, we continue to make progress in improving the efficiency of our business by better matching capacity and demand. We closed four sites last year in response to lower domestic demand. The benefits of lower labor and facility costs were evident in the first quarter 2007, but were partially offset by an increase in the wage rates, given our changing client mix and higher healthcare costs as a result of lower domestic attrition.

Attrition domestically has improved from the prior year first quarter rate of 124% to under 86% this quarter. In spite of these improvements, we are still carrying excess capacity in the U.S., a subject I will address in more detail later.

While total first quarter 2007 cost of services decreased to 46.1 million from 53.2 million in the prior year’s quarter due to the lower revenues, the corresponding reduction in domestic revenue contribution, combined with higher offshore fixed costs more than offset the benefit of the higher offshore revenue and lower domestic operating costs. As a result, gross profit for the 2007 first quarter decreased to 6.3 million or 12.1% from 7.5 million or 12.3% in the prior year period.

Our SG&A expenses for the first quarter of 2007 were 7.9 million, which were flat to the amount in the prior year’s quarter as the company continues to tightly manage operating expenses.

At this point, I’d like to give you a little more detail around the 17.6 million income tax benefit we received as a result of the favorable developments in the IRS appeal. As you may have noted from reading our prior SEC filings, in 2002, we received an 11.6 million tax refund associated with the write-off for tax purposes of our remaining investment in ITI Holdings, Inc. Following an audit, the Internal Revenue Service disallowed the deduction, which we immediately appealed.

During the first quarter of 2007, we received a written notice that the IRS appeals officer was recommending to the Joint Committee on Taxation that the company be allowed to take the full deduction. We believe that we have repositioned the technical merits of our appeal, and based on their latest ruling, feel it is more likely than not the deduction will be allowed. As such, we have reversed the previously accrued liability, which including interest and additional related tax benefits, had grown to 17.6 million.

As a result of this benefit, net income for the 2007 first quarter was 15.2 million or 30 cents per diluted share. Excluding the 17.6 million tax benefit, we would have reported a net loss of 2.4 million or 5 cents per share in the 2007 first quarter, compared to a net loss of 0.7 million or 1 cent per share in the prior year quarter. This decline reflects the lost contribution from the lower domestic revenues, higher interest costs and the inability from an accounting perspective to record tax benefits due to the company’s position relative to its deferred tax assets.

In terms of sequential results from the first quarter 2006; first quarter 2007 revenues declined 3.7 million primarily due to the anticipated 3.5 million ramp-down in Medicare Part D revenue. Offshore revenue grew approximately 660,000, but as previously mentioned, was constrained by our inability to add new programs due to the construction delays in our third Philippines’ site.

Gross profit and gross profit margins were down due to the lost contribution from the lower domestic revenues, coupled with increases in fixed costs offshore and other factors previously discussed. Ultimately, the impact of the lower gross profits was the primary factor in the 3.1 million decline in operating income that resulted in an operating loss of 1.6 million.

Turning to the balance sheet, our net debt was 22.1 million up from 17.5 million at year’s end, due primarily to working capital increases and capital expenditures for the new facility. Net capital expenditures in the first quarter of 2007 totaled 3.1 million, compared to 0.9 million in the 2006 period as a result of the construction of the third offshore site. Additionally, DSO improved 3 days in the first quarter of 2007 to 58 days from 61 days at year end.

From a liquidity standpoint, first quarter 2007 adjusted EBITDA decreased 35.5% to 1.7 million, compared to 2.6 million in last year’s first quarter due to the greater operating loss. First quarter 2007 free cash flow was negative 1.4 million compared to a positive 1.7 million for the same period last year, due to lower quarterly earnings and an increase in capital expenditures associated with the build-out of the company’s third Philippines’ facility.

Regarding our outlook for the remainder of 2007 and beyond, as Bob said, the impact of the delayed opening in Cubao will be felt throughout the year. While demand for our services remain as strong as ever, we are limited to our original forecasted quarterly seat growth on a very practical level by our ability to develop managers that have both the people management skills and application expertise necessary to support our people and our clients.

Our training rooms are already booked for new programs until September, and I want to be clear that this is not an issue of either demand or our ability to recruit agents. However, given the delays we’ve experienced and the limited incremental production revenue we will generate in the Philippines in the second quarter, we don’t expect to deliver full year operating profits in 2007.

We currently estimate that the delay in the construction impacted year-over-year offshore revenue growth by as much as 6 to 10 million. Construction related expenditures for the facility are expected to be completed by the third quarter, and CapEx associated with furniture and desktop technology will be timed to match client demand.

We now expect that we’ll have 1,500 rather than 2,000 production seats in the third site by year end. We have spoken in details about the increases in our Philippines cost structure. Offsetting some of the additional costs offshore are the savings we’ll obtain by reducing domestic costs and capacity by 1,200 seats. These efforts will result in 1 to 2 million charge in the second quarter that will reduce our annual operating expenses by 4 to 5 million. Additionally, we expect that these changes should enable us to run our domestic facilities at 90+% utilization by the fourth quarter.

The combination of finally having capacity offshore coupled with the additional domestic cost reductions will drive the improvement in our second half performance and should result in a fourth quarter that is consistent with our original expectations.

Finally, we remain committed to the 3 year guidance we provided last quarter. We expect low compounded double-digit revenue growth and to reach double-digit EBITDA margins during the next 3 years. We expect to deliver improving gross profit margins and operational EPS, as continued growth in our offshore operations contribute a larger percentage of our revenues and profits. Lastly, we anticipate that 2008 EBITDA should be sufficient to cover 2008 CapEx requirements.

At this point, I would like to open up the call to questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions]. Our first question comes from Bob Evans with Craig-Hallum Capital.

<Q – Robert Evans>: Good morning, Bob and George.

<A – Robert Keller>: How are you doing?

<A – George Hepburn, III>: Good morning.

<Q – Robert Evans>: Good, good. Can you comment on the seat capacity – where it stands right now in terms of the temporary versus the Filipino capacity? And exactly how that’s going to roll out? I just – you were throwing a lot of numbers out there and I want to make sure I understand exactly how this is going to look.

<A – George Hepburn, III>: Sure. We were operating approximately 460 seats in the temporary facility. And between now and the end of May, we will be transitioning the balance of our clients and those seats into our new facility. So right now, we’ve moved about 300 of those seats into our new facility with the balance of them over the remainder of the month.

<Q – Robert Evans>: So the remaining 160 is it?

<A – George Hepburn, III>: Yes, it’s roughly that number.

<Q – Robert Evans>: Okay, and then you said there was 300 in training, that’s for additional ramp up? Is that correct?

<A – Robert Keller>: That is.

<Q – Robert Evans>: Okay.

<A – George Hepburn, III>: Yes, the new facility has 8 training rooms and that will be the client training for future productions seats.

<Q – Robert Evans>: Okay. What I’m trying to get at is, at the end of Q2, if things go on plan, how many – including training seats that you’re doing now and what you’re transitioning, I mean, does that mean we’re around 800 seats or so going into Q3 that are in production?

<A – Robert Keller>: Not quite, because we’ve got – what we said was, we had 300 seats throughout the quarter, so we’ve got stuff that is scheduled to start training that didn’t – it didn’t open at the beginning of the quarter. And so we’ll have some portion of that 300 that will still be in training as we exit the second quarter.

<Q – Robert Evans>: Okay. Okay and can you comment further, Bob, in terms of, you say that this delay will impact the year. I’m not sure I fully understand why it should impact the year. I understand why it would be a delay in terms of your ramp up and maybe greater expense short-term, but I would think that by the second half, you would have been able to catch up to some degree.

<A – Robert Keller>: Yes, I don’t think the question is relative to the demand. Frankly, I think the challenge we have, Bob, relates to our ability to have a qualified management in front of the troops and I think we are limited in terms of our ability to do that. I don’t think that we can grow with our current capabilities at more than about 500 seats a quarter without compromising quality. The challenge we have is for our management team – for APAC to deliver the quality of service that our customers expect, we have to have our management team be able to deliver both people management skills and application expertise. Our TLs have to be the experts on the application because they’re the first line of defense for our agents, and then our Ops managers have to be the second line of defense.

And the challenge that we have in the Philippines is, in very large measure, we’re the only ones that are doing this type of application over there – healthcare and publishing. And so we have to build our own expertise. And part of what you heard is, we’re trying to do that in advance of the ramp. We have identified a need between now and year-end of 150 more TLs that are application experts in healthcare and publishing applications, and we’re in the process of building that. But that’s our gate and we have, we believe, the pent-up demand to catch back up. We don’t think we can build the management expertise fast enough to absorb it all in order to catch up.

<Q – Robert Evans>: Okay. And if you get that management team there, in terms of the management talent to catch up, what type of seat growth then could we see?

<A – Robert Keller>: I think we expect to exit the year with 1,500, I think prior to this we expected to exit the year with 2,000 seats in production and now we expect 1,500. And so the expectation is the end of the first quarter of next year we’ll have 2,000 seats in production and so -

<Q – Robert Evans>: Say that again, the expectation of our what? I am sorry?

<A – Robert Keller>: That we would have 2,000 seats in production by the end of the first quarter, rather than at the end of the fourth quarter.

<Q – Robert Evans>: Okay. So you’re delaying that by roughly a quarter?

<A – Robert Keller>: Yes.

<Q – Robert Evans>: Okay. Okay, and then shouldn’t the expense associated with this ramp primarily hit Q2? And you should start to see the benefits of your U.S. capacity reduction helping Q3 and Q4?

<A – Robert Keller>: Yes. I mean, I think you and others have pointed out that this – that our story has always been a back half story, and it is. So yes, we expect to blow through most of these expenses in the second quarter and we’ll see a lift in the third quarter and a significant lift in the fourth quarter.

<Q – Robert Evans>: Okay. And if you were going to ballpark the expenses in Q2, the impact of this transition, it would be, ballpark, how much?

<A – George Hepburn, III>: Well they’re not going away, they’re not one time.

<Q – Robert Evans>: Right.

<A – George Hepburn, III>: They’re now built into the operating expense base. But a lot of those have been brought on in the first quarter and early second quarter, and from a fixed cost standpoint we shouldn’t have material increases in the back half offshore.

<Q – Robert Evans>: Okay. Although the transition – I was – there’s got to be some one time of going from one facility to the other, but -

<A – George Hepburn, III>: I mean realistically, Bob, we’re going to get a benefit when we close the temporary facility. So I think any other incremental fixed costs that we get would be offset by a reduction in the temporary facility.

<Q – Robert Evans>: Okay. All right, thank you.

Operator: Our next question comes from Nate Swanson of ThinkEquity.

<Q – Nate Swanson>: Hi guys. I just want to make sure I understand this correctly. So it sounds like the growth limiter – is really your ability to train the team leaders for some of these new programs in a new geography?

<A – Robert Keller>: It is, and I would tell you, 60 days ago we were optimistic that we would be able to get in front of the curve a little bit. We started in our temporary site in Eastwood in September with the expectation that we’d have 150 people in there for 90 days. So it ultimately is, we’re going to end up with 600 people in that facility for a period of 9 months and we didn’t deliver – I commented before that the operating characteristics in our temporary facility versus our new facility are dramatically different. We struggled to deliver the level of service that our clients expect in the temporary facility, and so we got to a point, 30 or 40 days ago, where both we and our clients said, “Let’s focus on the transition. Let’s get our folks out of Eastwood into Cubao and then when we get that settled and you’re delivering, then let’s start rolling out the new stuff.” And so I would tell you, between us and our clients, over the last 40 days, we came to the conclusion that trying to accelerate business into Cubao in the next – during the second quarter would be a mistake. And so we pushed it.

<Q – Nate Swanson>: Okay. And it sounds like you had higher turnover in the temporary site than you maybe initially expected? Was that part of it?

<A – Robert Keller>: It is significantly higher than either site in Alabong which is a very, very competitive environment, or frankly, what we expect out of Cubao. We’re running in the 50s in Alabong in spite of the level of competition there, and we ran nearly twice that in Eastwood, and our expectation in Cubao is we will run in the 30s.

<Q – Nate Swanson>: Okay. What does this do to your longer term thoughts in terms of your growth rate in the Philippines and what do you think a natural, kind of steady state growth rate should be over the next, say 2 to 3 years?

<A – Robert Keller>: I think the guidance that we’ve given that we’re probably, on an annual basis, going to need to add a facility between 1,000 and 2,000 seats; we’re still very comfortable with. The issue we had is absolutely not related to demand and I think one of the things that we’re pushing really, really hard on is to see if we can accelerate the training of first and second line management faster than we have traditionally done it. And one of the things that we’re doing, frankly, at the point that we hire now is to identify management talent and as they – because the only way to grow into a manager in our existing environment is to grow through the agent position. You have to actually do the applications in order to get them and you have to be kind of best in class in order to do that. And so we’re trying to identify people very early in that cycle. We’ve created what’s called a TLA position, which is kind of an advisory TL where we’ve identified folks that we believe have management capabilities and in off hours, during lunch breaks, after work, weekends, all that kind of stuff we are putting them through management training classes to complement the application learning that they’re getting as an agent. And we’ve started that process. Frankly, that’s how, if you – the number I threw out before I think was 100 – we have 150 people that we are targeting for this program. That would assume that in the relatively near-term, we would expect to be able to grow by 1,500 seats, even with kind of a relatively low number for attrition in that group because they are, kind of been pre-selected. And a pretty aggressive TL to agent ratio of about 12 to 1, which is what we think is appropriate for our kind of applications in Manila.

<Q – Nate Swanson>: Okay. George, in you prepared remarks, you made the comment that you expect to exit the year on track to deliver on the longer-term revenue and EBITDA goals. Where do you think EBITDA margins could be, say in Q4?

<A – George Hepburn, III>: Well we’re not being that specific; Nate, but clearly, we expect improvement in the back half of the year. I think what we’ve been saying all along is that the offshore seats and the revenues there are at 2 times margins domestically. So I think if you were to take seat counts that we’re projecting out, you would get a better sense of the revenue contribution coming from our offshore seats and, clearly, that’s going to drive a higher EBITDA.

<Q – Nate Swanson>: Okay. I’m just thinking mid-single digits, upper, approaching double-digits?

<A – George Hepburn, III>: You know, we’re not being specific, Nate.

<Q – Nate Swanson>: Okay. All right. Thank you.

Operator: Our next question comes from Rob Damron, 21st Century Equity.

<Q – Robert Damron>: Hi. Good morning guys.

<A – Robert Keller>: Hi, Rob.

<Q – Robert Damron>: Wanted to dissect the wage rates a little bit more both in the U.S. and the Philippines, you mentioned higher wage rates I think in both geographies. Can you just give us a little bit more color on what was driving the wage rates, and also what kind of increase that we’ve been looking at in terms of those rates?

<A – George Hepburn, III>: Starting domestically, a lot of the domestic wage rate depends on the client applications. And the areas where we have been growing and seeing cost in terms of a percent of our revenue has been in the telecommunications and Part D or healthcare as a whole. Those applications have been higher wage rate and they are certainly different by geography in the locations of our facilities, but the applications themselves have different wage rates in terms of the hiring rate and the qualifications of the agents. So that’s the first point.

The second is that – healthcare costs. This was a little bit of an unexpected outcrop of improved attrition, is we had a record year in the number of our agents that took our healthcare plan and benefits. And on top of that we also have seen a spike in the average cost per claim. We had healthcare costs hit us domestically. Those things have driven what would be the hourly wage rate up domestically. And it’s been in the neighborhood of about a 10% increase year-to-year.

The offshore situation is a little bit different. We have seen in the business park where we operate our first 2 facilities, a number of new competitors move into that space. And although we believe our applications are desirable from the standpoint of the agents, almost without exception, when 1 or 2 new competitors come in they put big premiums out there and they steal people, and in some cases only to have them come back. The result is that we’re continuing to see 9 to 10% annualized salary labor wage rate increases in the Philippines. And in some cases, to Bob’s point about the managerial talent, many of the competitors specifically target managerial talent in running their facility and we’ve had to make a move there on trainers and recruiting folks, some of the positions that you wouldn’t normally see directly in contact with on the phones. So those costs have been driven up wage rates as well.

<Q – Robert Damron>: Okay, that’s helpful. And then you talked a little bit in the past about potentially hedging your currency – Philippines currency. Can you just give us an update from that perspective?

<A – George Hepburn, III>: Sure, we are doing two things, which we’ve begun negotiations on with LaSalle. The first is, we are changing some of the currency translation costs through our routing of U.S. dollars into Philippine pesos. This process will reduce our exchange costs on payroll and other type expenditures for – almost immediately. We’re testing those programs right now. It’s accelerating the time the funds get there and the exchange costs.

The second is more in the nature of the actual currency rate issue and we continue to have really minimal impacts on this area, given the fact that we pass through COLA increases to our clients, but we are looking at a more definitive hedging program. We’ve talked with them and expect in the second quarter we’ll have probably a more defined idea on what we’re going to do there. It looks like we’ll probably be doing some spot buys.

<Q – Robert Damron>: Okay that’s helpful. Thank you.

Operator: Our next question comes from Tom Smith, First Analysis.

<Q – Thomas Smith>: Hi, guys, thanks for taking my question. Just wanted to follow up on the wage increases. What percent of your contracts have the cost-of-living adjustment, and/or I guess what are you doing to really mitigate these wage increases? And how long do you think it will be before it will have less of a detrimental impact on your results? Thanks.

<A – George Hepburn, III>: Well that was at least a three-part question.

<Q – Thomas Smith>: I’m sorry.

<A – George Hepburn, III>: The first is, we have several of our larger contracts for our clients in the Philippines, but not all of them have currency or rather cost-of-living increases. But the majority of our contracts do in terms of the seats. The rate increases vary by contract and in some cases they are based on – we get a revenue increase when our labor costs are clearly on the cost-of-service side. So the net is, we feel comfortable that our increases will cover costs for labor rate changes there. But practically speaking, this is – the Philippines is still very competitive and more of our competition is seeing the benefits of voice applications in the Philippines, so we expect, despite what we have read of 4 to 5% overall cost-of-living type increases, we see it more in the 8 to 10% per year. So that is clearly what we are expecting as we budget and drive forward.

<Q – Thomas Smith>: Okay, thanks a lot.

<A – Robert Keller>: Can I add just a little color on that. I would tell you that I think labor availability there, though, is still very, very good. On the day we opened our third facility in Cubao we had 400 people walk in and apply for jobs. Of that we selected less than 5% of that population. It’s that competitive there, but there is a huge labor pool still.

<Q – Thomas Smith>: Okay. Okay, thank you.

<A – George Hepburn, III>: I think, just to keep building on that, because this is an important issue about geographic dispersion, a lot of the issues there are transportation and a labor pool, if you’re in a market where you have access to it. As more competitors move into a specific area, you will get pressure on labor rates. But particularly in the Cubao site, our newest facility, we’re going to have an 18 month head start on any of our competition in that particular area.

<Q – Thomas Smith>: Okay, great. Thanks for all of the color.

Operator: Our next question will come from Evan Steen, Eos Partners.

<Q – Evan Steen>: Hi there, guys.

<A – Robert Keller>: Hi, Evan.

<A – George Hepburn, III>: Morning, Evan.

<Q – Evan Steen>: How are you doing? Just a couple of, sort of detail questions. First of all, with the seats, could you just walk me through – let’s start domestically. When you say you’re going to shut down 1,200 that means at the end of June you’ll be down to 3,400? Or is that going to happen later in the year?

<A – George Hepburn, III>: Yes, we’re adding, during the second quarter, about 700 seats for the new UPS facility. So if you’re going to exclude UPS that number is going to be a little different than that, because I think you’re taking that base number. But we will be moving our Corpus Christi facility in June and – out of that facility in June, although we won’t be able to close off our commitment until July in the old facility because we’ve got to move out some assets. But we’ll drop about 350 seats in that location. In Tucson we’ll also be decreasing by around the same amount here later in the month of May. The remaining seats will take place throughout the next couple of quarters. In the third quarter we have some leases that are rolling off in two facilities and we’re downsizing space as we roll those facilities. We’re actually trying – and it was not an easy task – to match up our domestic facility timing and terms, to provide a little bit more flexibility as we roll up or down seats. So the reality is that that 1,200 seat decline will happen throughout the year, but the majority of it will be done by the end of the third quarter.

<Q – Evan Steen>: Okay, and then you’re adding the 700 UPS.

<A – George Hepburn>: That’s right.

<Q – Evan Steen>: In the coming quarter. Okay. Now speaking of domestic with regards to revenue – let’s talk about capacity utilization in the quarter. You said you want to shoot for 90% by year end. Can you give me some sense of what capacity utilization was domestically for the quarter?

<A – George Hepburn, III>: For the quarter? First quarter we had about 44% excess capacity.

<Q – Evan Steen>: Okay. Okay and then in regards to revenue per seat, which I know varies by...

<A – George Hepburn, III>: Let me just make clear though, that that did not include the UPS facility. So there were 38 – roughly 3,800 domestic seats excluding UPS, and that – there was 44% excess capacity on those seats.

Operator: [Operator Instructions]. We’ll go next to [inaudible]

<Q>: Good morning.

<A – George Hepburn, III>: Good morning.

<Q>: Does the impending charge affect any of the credit covenants or anything like that coming up?

<A – Robert Keller>: Does the charge, second quarter charge impact any of the bank covenant?

<A – George Hepburn, III>: Oh, no. In our bank agreement we had flexibility for incremental charges and all of the charges we’re talking about are well within our covenant.

<Q>: Okay. And then the CapEx for the year, did you indicate – I didn’t hear what your expectations were for that?

<A – George Hepburn, III>: We still expect CapEx for the year to be in the 15 to $18 million range.

<Q>: Okay. Thank you.

Operator: We’ll take a follow-up from Bob Evans, Craig-Hallum Capital.

<Q – Robert Evans>: Good morning again. CapEx – I was going to ask you – what do you expect CapEx to be for the following year?

<A – George Hepburn, III>: Consistent with that number.

<Q – Robert Evans>: Okay.

<A – George Hepburn, III>: And again, that is going to be somewhat contingent upon the growth demand for offshore seat productions. But we have been planning regular growth now, a facility a year kind of growth. And you know we have maintenance capital that runs between 6 and 10 million.

<Q – Robert Evans>: Okay and can you comment, just again to clarify, on the wage increases in the Philippines? Is that something that you have? Because a lot of these contracts that are just rolling out that are that you’re ramping up here. Is that something that has been priced accordingly or can be adjusted? Or – I just want to make sure I understand the – kind of the balance between wage and you hitting your target operating margins in the Philippines.

<A – George Hepburn, III>: I missed the first part of your question. Would you mind asking that again?

<Q – Robert Evans>: Sure. I’m just trying to understand how much has already been reflected in terms of the contracts that you’ve signed in the Philippines that are ramping right now that are perhaps impacted by your wage – the wage increases that you are seeing in the Philippines? You know, basically, are you caught up or are you getting the type of margins that you expected to get from this contract? And do you have the ability to adjust the contract to get there? I’m just trying to get a sense of where you are, if the wage increase has caught you by surprise or if the pricing is set accordingly where it’s reflected.

<A – George Hepburn, III>: Okay, a couple of factors there. No, we weren’t taken by surprise, although the wage rate increases relative to certain classes of employees have increased faster than we had anticipated. The contracts that we have and, again, a couple of the larger ones in particular, have staggered cost of living increase points relative to the specific applications that we support. In other words, we have some that went into effect in the first quarter; we have a couple of them under that clients programs that will go in the second and third quarters. So it really depends upon application we’re supporting and the anniversary dates that those programs started up. Does that answer your question?

<A – Robert Keller>: But, Bob, I think the other thing is – I worry a lot less about the agent’s increases because I do feel pretty comfortable that we are covered from a contractual point of view. I think, given some of our notoriety recently, we’ve become a target and people are shooting at our management team and trying to pick them off. And so we’ve been more aggressive there than we had originally planned in order to keep our best people. And I think the other thing that we are investing in on the people side is, our expectation is, that we’re growing from a couple of thousand folks to close to 4,000 folks and so we’ve pretty dramatically beefed up our HR capabilities, our recruiting capabilities and our training capabilities in anticipation of that.

<Q – Robert Evans>: Okay. So it sounds like from a demand standpoint you’ve got very good visibility on demand for quite some time and it’s the function of how quickly can you ramp up the people side.

<A – Robert Keller>: Yes. Our pipeline is very strong and I think normally you guys ask if it’s as strong as it’s ever been and, given that we were awarded the UPS business this quarter and that took $35 million out of the pipeline, no it’s probably not as strong as it’s ever been, but it is very, very strong. We have an opportunity still in the pipeline that we believe is as large, from a seat perspective, as the UPS win and we feel very positive about that. We have very broad demand across the industry in publishing for our services. We’re getting – we’re ahead of where we expected to be in terms of the tests that we’ve done on the classifieds. I think you guys understand that, within the publishing industry, there are 1.5 people working in classifieds for every 1 person working subscription management and so the classified opportunity is literally significantly larger than the publishing – or the subscription management opportunity that we’ve got kind of a strangle hold on and so we feel good about the demand.

<Q – Robert Evans>: Okay. And the opportunity that you referred to is that more of a domestic or off shore opportunity?

<A – Robert Keller>: It’s actually – it’ll be split.

<Q – Robert Evans>: Okay. And that’s a near-term potential customer?

<A – Robert Keller>: We think the opportunity to start that would be relatively near-term. And it’s not a facilities management opportunity, so it’s not a slam dunk; you get all the seats on the first day. But we are optimistic that we’ll be awarded the business sometime in the near term and we will start rolling it out we would expect next quarter.

<Q – Robert Evans>: Okay, all right. Thank you.

Operator: We’ll take a follow-up from Evan Steen, Eos Partners.

<Q – Evan Steen>: Yes, I was cut off. I was just getting started.

<A – Robert Keller>: No, you were asking a tough question, Evan, and we just couldn’t – we hit the delete button.

<Q – Evan Steen>: Hit that button, right. Exactly. Okay, quickly, I’ll speak more quickly. UPS was in the domestic numbers at the final count, the 700 for this quarter?

<A – George Hepburn, III>: Yes.

<Q – Evan Steen>: In other words, out of 4,600?

<A – George Hepburn, III>: Yes. It’s in that number.

<Q – Evan Steen>: Okay, so the other has gone, like you said, from 3,800 to 2,700 with a capacity utilization at 56 to none. Okay.

<A – George Hepburn, III>: Right.

<Q – Evan Steen>: Move to the Philippines. Well, quickly on the domestic, the revenue per seat, and I know this is not necessarily a great number because I have to multiply it by like capacity utilization but – and I’m not sure how the UPS number plays in to that but I’m just trying to guesstimate revenues going forward. High 30’s, is that still sort of legitimate kind of number to shoot for annually?

<A – George Hepburn, III>: High 30s per seat?

<A – Robert Keller>: 39,000.

<A – George Hepburn, III>: 39,000. Yes absolutely. We expect to see that number per seat will improve as the excess capacity comes out.

<Q – Evan Steen>: Right. Okay, now kind of the same logic in the Philippines. You reported 2,200 seats for the quarter. Am I reading it right by 460 – I’m trying to break it up between operational, temporary, and training. And it sounded like temporary was around 460, give or take, training was about 300, leaving about 1450 for operational?

<A – Robert Keller>: Yes, I don’t think you should differentiate between operational and temporary. Those seats are all moving.

<Q – Evan Steen>: Okay, that’s fair enough. Okay so then if I take that, that’s about 1,900 and, I know you gave out a lot of detail in the past, but just generally from the 2,200 as we progress towards year end, what should we be thinking about seat increments? I know you threw out a lot of numbers here.

<A – George Hepburn, III>: Well we’re expecting – we were, before the delays, expecting that we’d have about 3700 production seats by the end of the fourth quarter. It’s going to be closer to 3200 seats.

<Q – Evan Steen>: Okay. And the 2000 number that you threw out before in production – I was kind of confused.

<A – George Hepburn, III>: Okay. Let me sort of explain. When we talk about in training, and training seats. That’s why – we have 8 training rooms. And when Bob says 300 seats in training, they go through our training rooms and then ultimately, over time, go into production and fill up those production seats. As we’re building out this new facility, we don’t actually put the seat into production until we have client revenues and calls being taken. Even though, you know, if they’re on the phones in a temporary – I mean, in a training capacity – they would still be production seats, but they have to be in and on the call floor versus in a training room.

<Q – Evan Steen>: Okay.

<A – George Hepburn, III>: So the way to look at it is that, of the 3 sites, we have 1300 in the first facility, 400 in the second facility and by the end of the year, we’ll have 1500 of the 2000 in the third site in production.

<Q – Evan Steen>: Okay. Another way – if you’re telling me 3200 in production, of which 2000 you said were – of 3200, how many would you consider training at Q4?

<A – George Hepburn, III>: We will be training, in our training classes, more agents. But we would probably have a couple of hundred agents on the production floor where we will be getting paid training revenue.

<Q – Evan Steen>: So I understand that the flip from when you get the training into actual operation makes an enormous difference.

<A – George Hepburn, III>: Yes, exactly.

<Q – Evan Steen>: And you’re spending all sorts of money as you’re ramping up, and you’re not getting paid for it as you’re doing that.

<A – George Hepburn, III>: Right.

<Q – Evan Steen>: Okay. Quickly – and also on the revenue per seat the same thing, like around 18, 19. There’s no real changes there or as the revenue – the wages go up and your revenues maybe flip up, does that number tend to move up a little bit?

<A – George Hepburn, III>: Yes. It will improve for 2 factors. One is, as we get more of these seats – right now we’re, as Bob said, we’re literally treading water as we transition between the temporary facility and the permanent facility. And we’re going to incur some ramp costs with low training rate revenue in the second quarter. But as those new seats – and I’m talking about the ones that he mentioned that are going into the training now – go into production, we will start to see the kind of lift in revenues that we have shown in past quarters. And that will be, frankly, the real growth will again occur in the third quarter. Now, I think it’s important to note that as we get more seats into production and we start to add potentially daytime hours – and we haven’t talked about that, although we have 3 or 4 opportunities for daytime work – that will add revenue per seat without new seats. So that’s a second contributing factor, so that over time you should see that revenue per seat get up into the 20s.

<Q – Evan Steen>: Okay, now that sounds great. Okay, lastly, the accounts payable was really low. And it dropped dramatically both sequentially – I’m not sure if this has to do with the tax stuff that was going on...

<A – George Hepburn, III>: Yes.

<Q – Evan Steen>: but it seemed like your working capital went from – you’re running kind of like usually negative actually, maybe slightly positive, but suddenly your working capital, I mean your receivables less your payables, you had a 17 million – $18 million swing in the wrong direction. I was just trying to understand that and it seemed really low historically and that that number should bounce back.

<A – George Hepburn, III>: Well here’s – you’re right, and on the accrued liability for the ITI tax reserve, that slipped out of the portion of other accrued liabilities.

<Q – Evan Steen>: Okay, that was the – that was what roughly?

<A – George Hepburn, III>: That was almost 18 million.

<Q – Evan Steen>: Okay, and you’ve been carrying that in the payables for how – for what since the -

<A – George Hepburn, III>: Yes, it’s actually in accrued other liabilities.

<Q – Evan Steen>: Okay, but that’s been there for as long as you’ve been dealing with the issue.

<A – George Hepburn, III>: Yes.

<Q – Evan Steen>: Okay.

<A – George Hepburn, III>: That’s right. And there’s another factor here, which – it’s sort of geography, short-term and long-term debt that flipped a little bit because of the new credit facility that we put in place in the first quarter.

<Q – Evan Steen>: Okay, yes. No, I’m excluding that because I just noticed that – okay, so you’re saying that your working capital, your payables – this is the wrong way to think about it, but really slippery – I guess percentage of sales, it’s now down the like low 40s, it was running anywhere from the 60s to 70s, which I guess is a GAAP type of number. But we shouldn’t expect the payables to sort of jump back up higher because it was the tax, and so there’s no sort of one-time cash benefit you might be catching up on or receiving due to the payables going up and nothing else changing?

<A – George Hepburn, III>: No, this quarter, depending on payroll cycles, we actually had lower accrued payroll just due to the timing of payroll cycles more than anything else. That added a couple of million in there. And due to outstanding checks clearing, we had sort of the stars and moon and a number of these sort of $2 million items all flipped positive – or flipped this quarter so that that AP balance came down. It shouldn’t increase materially -

<Q – Evan Steen>: Yes, let me ask it a different way. For the balance of the year, Q2 through Q4, you think your debt goes up, flat or down from where it ended – your net debt, I might say?

<A – George Hepburn, III>: It’s going to go up several million as we fund out the balance of the build out in our facility, particularly through the third quarter. But in the fourth quarter, we should be able to bring it down and keep it level, so our expectations is clearly under 30 million, but we expect sort of the mid to upper 20s at year end.

<Q – Evan Steen>: Okay, thank you very much.

Operator: It appears there are no further questions at this time. Mr. Keller, I would like to turn the conference back over to you for any additional closing remarks.

Robert J. Keller, President and Chief Executive Officer

Thank you everyone for participating in this morning’s call. In spite of the timing delays we experienced this quarter, we still believe we’re on track to deliver our long-term goals. We look forward to seeing many of you at the Craig-Hallum Conference later this month and updating everyone on our progress on our next call. Thanks much.

Operator: This concludes today’s conference. Thank you for your participation, you may disconnect at this time.

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